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                                                                   EXHIBIT 10.10



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Agreement") made as of the ____ day of ______________, 1997 (the "Effective Date"), by and between First Sierra Financial, Inc., a Delaware corporation (the "Employer"), and Thomas J. Depping (the "Employee"). Employer and Employee may be referred to herein collectively as the "Parties" and individually as a "Party".

                                   ARTICLE I

                                      TERM

         Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period beginning on the Effective Date and ending on the third anniversary of the Effective Date (as extended pursuant to the following provisions, the "Term"). As of the first day of any month following the Effective Date, the Term shall be extended for an additional one
(1) month period unless either Employee or Employer gives the other party written notice at least ninety (90) days prior to the first day of such month that this Agreement shall terminate on the then scheduled expiration date of the Term. If such notice is given, this Agreement shall automatically terminate on such expiration date. If this Agreement is extended, the terms in effect under this Agreement immediately preceding such extension shall apply during the extension period. If Employee's employment hereunder is terminated by either Employer or Employee at any time for any reason, the expiration date shall thereupon no longer be automatically extended. This Agreement replaces all prior agreements between the parties, oral or written regarding employment of Employee by Employer and all such prior agreements are void upon the Effective Date of this Agreement.

                                   ARTICLE II

                               DUTIES OF EMPLOYEE

         2.01 Duties. Employee is engaged to be the President and Chief Executive Officer of Employer. Employee's duties and powers as President and Chief Executive Officer shall be determined from time to time by the Board of Directors of Employer (the "Board of Directors"). Employee shall perform and discharge such duties in a businesslike manner, and faithfully as an officer of Employer, and shall be subject to the supervision and direction of the Board of Directors.

         2.02 Full Time Employment. Subject to the provisions set forth below, Employee shall devote his productive time, ability, and attention to the business of Employer during the Term. Employee shall not, directly or indirectly, during the Term render any services of a business, commercial or professional nature to any other person, corporation, firm or organization, whether for compensation or otherwise, without the prior written consent of Employer. Notwithstanding

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the foregoing, Employee may continue to engage in personal and family investing conducted in a passive way.


                                  ARTICLE III

                           COMPENSATION AND BENEFITS

         3.01 Base Compensation. As compensation for services rendered and Employee's covenants and agreements under this Agreement, during the Term of this Agreement Employee shall be entitled to receive from Employer a minimum base salary of two hundred and fifty thousand and no/100ths dollars ($250,000) per year, payable in equal semi-monthly installments. The salary of Employee may be increased from time to time at the sole discretion of the Board of Directors.

         3.02 Bonus. In addition, Employee may be entitled to an annual bonus paid by Employer if and as determined in the sole discretion of the Board of Directors.

         3.03 Benefit Plans. During the Term, and thereafter, to the extent provided in the applicable plan, Employer agrees to include Employee in any retirement, insurance or health benefit plans adopted by Employer for the benefit of the senior employees of Employer. Employer may enter into and revise these plans in its sole discretion. Employee will have four weeks paid vacation each year.

         3.04 Expenses. Employer, in accordance with the rules and regulations that the Board of Directors shall issue and revise from time to time, shall reimburse Employee for business expenses directly and reasonably incurred in the performance of his duties.

         3.05 Automobile Allowance and Club Dues. Employee shall be entitled to receive from Employer an automobile allowance of one thousand and no/100ths dollars ($1,000) per month. Employer shall reimburse Employee for monthly club dues incurred by Employee for a country club located in Harris County, Texas or a surrounding county.

                                   ARTICLE IV

                                  TERMINATION

         This Agreement shall terminate prior to the expiration of its Term upon the occurrence of any one of the following events:

         4.01 Disability. In the event that Employee is unable fully to perform his duties and responsibilities hereunder to the full extent required by the Board of Directors of Employer by reason of illness, injury or incapacity for ninety (90) consecutive days (during such ninety (90) day period Employee shall continue to be compensated as provided in Section 3.01 hereof), this Agreement may be terminated by Employer, and Employer and Employee shall have no further



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liability or obligations hereunder; provided, however, that Employer shall continue to pay Employee the base compensation specified in Section 3.01 hereof at the same times specified in Section 3.01 (as reduced by any payments received by Employee under any Employer sponsored disability benefits plan in which Employee was participating). In the event of the any dispute under this
Section 4.01, Employee shall submit to a physical examination by a licensed physician selected by Employer.

         4.02 Death. In the event that Employee dies during the Term, Employer shall pay to Employee's executors, legal representatives or administrators the base compensation specified in Section 3.01 hereof at the same time specified in Section 3.01 for the remainder of the Term (as reduced by any payments received by such executors, legal representatives and administrators under any Employer sponsored death or disability benefits plan in which Employee was participating).

         4.03 Cause. Nothing in this Agreement shall be construed to prevent the termination of this Agreement by Employer at any time for "cause". For purposes of this Agreement, "cause" means (i) an act or acts of dishonesty taken by the Employee and intended to result in substantial personal enrichment of the Employee at the expense of the Employer or (ii) repeated violations by the Employee of the Employee's obligations under Article II of this Agreement which are demonstrably willful and deliberate on the Employee's part and which result in material injury to the Employer. If the Employer wishes to terminate the Employee's employment pursuant to clause (ii) above, the Employer shall first give written notice of its intention to the Employee which notice shall set forth in reasonable detail the repeated violations which are alleged by the Employer, and the Employee shall have a 30-day period in which to cure such violations prior to the expiration of which he may not be terminated pursuant to such clause (ii). Upon termination for cause, Employer shall pay to Employee all sums due to Employee through the date of such termination. Following such a termination, Employer shall have no further duties or obligations to Employee.

         4.04 Termination Without Cause by Employer. Employer, in its discretion and for any reason, may terminate this Agreement at any time by delivering written notice to Employee prior to such intended termination ("Termination Date"). This Agreement shall terminate on the Termination Date and the Parties shall have no further duties or obligations to each other, provided, however, that Employer shall pay Employee in one lump sum payment within thirty (30) days of the Termination Date an amount equal to three times Employee's current base annual compensation specified in Section 3.01 hereof plus three times the amount of bonus received by Employee for the year prior to Employee's termination of employment.

         4.05 Termination by Employee Other Than For Good Reason. Employee may terminate this Agreement at any time by delivering written notice to Employer of Employee's intent to terminate at least 30 days prior to such intended termination ("Departure Date"). This Agreement shall terminate on the Departure Date and the parties shall have no further duties or obligations to each other, provided, however, that Employee shall remain subject to all of the provisions of



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Article V and Employer shall pay to Employee all sums due to Employee through the Departure Date.

         4.06 Termination by Employee For Good Reason. Employee may terminate this Agreement at any time for Good Reason (as hereinafter defined) by delivering written notice to Employer of Employee's intent to terminate for Good Reason at least 30 days prior to such intended termination ("Good Reason Departure Date"). This Agreement shall terminate on the Good Reason Departure Date and the parties shall have no further duties or obligations to each other, provided, however, that Employer shall pay Employee in one lump sum payment within thirty (30) days of the Good Reason Termination Date an amount equal to three times Employee's current base annual compensation specified in Section
3.01 hereof plus three times the greater of (i) the amount of bonus received by Employee for the year prior to Employee's termination of employment or (ii) the amount of bonus received by Employee for the year prior to a Change in Control (as hereinafter defined).

         "Good Reason" shall mean termination of employment by Employee within one year of the occurrence of either: (i) a Change in Control (as hereinafter defined); or (ii) any of the following events:

                  (a) The assignment to Employee without Employee's written consent of any duties inconsistent with Employee's positions, duties, responsibilities and status with the Employer immediately prior thereto, or a change without Employee's written consent in Employee's reporting responsibilities, titles or offices representing, in Employee's reasonable opinion, a reduction in position, status or responsibilities, or any removal of Employee from, or any failure to re-elect Employee to, any such position, including as a member of the Board of Directors.

                  (b) The taking of any action by the Employer which would directly adversely affect the amount or payment (including the time of payment) of Employee's compensation or benefits provided in this Agreement or his participation in, or a material reduction of, Employee's current, future, actual or projected benefits under, any compensation or benefit plans, programs or arrangements or which would deprive Employee of any material fringe benefit enjoyed by Employee, in each case immediately prior to such action. Except as specifically set forth herein, the decisions of the Board of Directors concerning the general operations of the Employer shall not be the basis for a Good Reason termination.

                  (c) The geographic relocation of Employee's work site location to a new location in excess of thirty miles from the location of the Employee's work site location without Employee's written consent.

         "Change in Control" shall mean any of the following: (i) the Employer shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Employer), (ii) the Employer sells, leases or exchanges all or substantially all of its assets to any other person or

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entity (other than a wholly-owned subsidiary of the Employer), (iii) the
Employer is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than any person, entity or group which owned shares of Common Stock of the Company immediately prior to the initial public offering of the Company's Common Stock, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Employer's voting stock (based upon voting power), or
(v) during any consecutive two-year period, individuals who constituted the Board of Directors of the Employer (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of the Employer was approved by a vote of at least three-quarters of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

                                   ARTICLE V

                                PROPERTY RIGHTS

         5.01 Non-Competition. If this Agreement is terminated other than pursuant to Sections 4.04 or 4.06 or this Agreement otherwise expires without extension pursuant to Article 1, then for a one (1) year period following such termination or expiration, as applicable (the "One Year Period"), Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, lender, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business engaged in by Employer at the time of such termination or resignation. The provisions of this Section 5.01 and those contained in Section 5.02 shall not apply to any termination occurring pursuant to Sections 4.04 or 4.06.

         5.02 Solicitation. During the One Year Period, Employee agrees not to, directly or indirectly, (i) call on or solicit, with respect to the activities prohibited by Section 5.01 of this Agreement, any person, firm, corporation or other entity who or which at the time of such termination, or within two years prior thereto, was or had been a customer, referral source or distributor of Employer or any of its affiliates or (ii) solicit, influence or recommend the employment of any person who was employed by Employer on a full or part-time basis at the time of Employee's termination of employment; provided, if requested by any employee of Employer, Employee shall have the right to give a reference with respect to such employee.

         5.03 Reasonableness of Restrictions. Employee agrees that (i) the covenants contained in Sections 5.01 and 5.02 hereof are necessary for the protection of Employer's business goodwill, (ii) a portion of the compensation paid to Employee under this Agreement is paid in consideration of the covenants herein contained, the sufficiency of which consideration is hereby acknowledged, (iii) Employee is not, and under this Agreement will not be, engaged in a common calling, and (iv) if the scope of any restriction contained in Sections 5.01 and 5.02 hereof is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to

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the maximum permitted by law, and the Parties hereto hereby consent that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of these covenants.

         5.04 Enforcement. Employee acknowledges that the restrictions contained in Sections 5.01 and 5.02 hereof are reasonable and necessary to protect the legitimate interests of Employer and its affiliates, that Employer would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of the covenants contained in Sections
5.01 or 5.02 hereof will result in irreparable injury to Employer. Employee also acknowledges that Employer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages as well as an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled.

         5.05 Copy of Covenants. Until the expiration of the applicable restrictions, Employee will provide, and Employer similarly may provide, a copy of the covenants contained in Sections 5.01 and 5.02 of this Agreement to any business or enterprise which Employee may (i) directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, (ii) serve as an officer, director, employee, partner, principal, agent, representatives, consultant leader or otherwise, or (iii) with which he may use or permit his name to be used.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.01 Notices. Any notices to be given hereunder by either Party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested:

                  If to Employer:

                           First Sierra Financial, Inc.
                           Texas Commerce Tower
                           600 Travis, Suite 7050
                           Houston, Texas  77002
                           Attention:  Chairman



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                  If to Employee:

                           Thomas J. Depping
                           1811 Seven Maples
                           Kingwood, Texas 77345

Mailed notices shall be addressed to the Parties at the addresses set forth above, but each Party may change his/her address by written notice in accordance with this Section 6.01. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of ten (10) days after mailing.

         6.02 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

         6.03 Certain Acknowledgments. Employee by his execution and delivery of this Agreement represents to Employer as follows:

         (i) Employee has been advised by Employer to have this Agreement reviewed by an attorney representing Employee, and Employee has either had this Agreement reviewed by such attorney or has chosen not to have this Agreement reviewed because Employee, after reading the entire Agreement, fully and completely understands each provision and has decided not to obtain the services of an attorney.

         (ii) Employee either on his own or with the assistance and advice of his attorney has in particular reviewed Article V and understands and accepts (a) the restrictions imposed by
                  Article V and Sections 5.01 and 5.02, and (b) the restrictions imposed upon Employee pursuant to these sections are reasonable and necessary for the protection of the property rights of Employer and its affiliates.

         6.04 Headings. The headings or titles to Sections or Articles in this Agreement are intended solely for convenience of the Parties and no provision of this Agreement is to be construed by reference to the heading or title of any section.

         6.05 No Set-Off. There shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against the payments or benefits to be made or provided for in this Agreement.

         6.06 Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Board of Directors of Employer and is agreed to in writing, signed by Employee and by an officer of Employer (other than Employee) thereunto duly authorized. Except as otherwise specifically


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provided in this Agreement, no waiver by any Party hereto of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time; nor shall the receipt or acceptance of Employee's employment be deemed a waiver of any condition or provision hereof. Employee acknowledges that from time to time, Employer may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Employer may make written or oral statements relating to personnel policies and procedures. Such manuals, handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of Employer (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature shall be construed to modify this Agreement or to create express or implied obligations of any nature to Employee.

         6.07 Assignability. Employee shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Employer, this Agreement being personal to Employee. This Agreement shall, however, inure to the benefit of Employee's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by Employer without the written consent of Employee, but if Employer shall merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall bind the successor of Employer resulting from such merger, consolidation or transfer. No such merger, consolidation or transfer, however, shall relieve Employer or Employee from liability and responsibility for the performance of their respective duties and obligations hereunder.

         6.08 Governing Law. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN THE STATE OF TEXAS, AND SHALL IN ALL RESPECTS BE
INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE
INTERNAL SUBSTANTIVE LAW OF THE STATE OF TEXAS.

         6.09 Severability. Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the Parties hereto to the maximum extent permissible under law.

         6.10 No Duress. Employee acknowledges that no force, fear or threats or duress of any kind have been used to obtain the agreements and covenants contained in this Agreement.



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         EXECUTED in Houston, Texas, on the day and year first above written.

                                          "EMPLOYER"

                                          First Sierra Financial, Inc.

                                          By:
                                             ----------------------------------
                                          Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------

                                          "EMPLOYEE"


                                          -------------------------------------
                                          Thomas J. Depping



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